Independent Auditors' Consent



  We consent to the use of our report dated December 24, 2002 on the balance sheet of Ewebcentral.net, Inc. as of September 30, 2002 and the related statements of operations, changes in stockholders' deficiency and cash flows for the year ended September 30, 2002, the period from April 2, 2001 (inception) to September 30, 2001 and for the period from April 2, 2001 (inception) to September 30, 2002 included herein on the registration statement of Ewebcentral.net, Inc. on Form SB-2, as amended, and to the reference to our firm under the heading "Experts" in the prospectus.

  Our report dated December 24, 2002 contains an explanatory paragraph that states that the Company has operating losses, a deficit accumulated during the development stage, cash used in operations, a working capital deficiency, and is a development stage Company with no revenues, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




  SALBERG & COMPANY, P.A.
  Boca Raton, Florida
  October 13, 2003